Exhibit 8(f)(i)

AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 2nd day of January, 2002 and as amended on May 31, 2002 and March 5, 2003, by and among MFS(R) Variable Insurance Trust/SM/, Mony Life Insurance Company of America, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 3 to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect as of September 1, 2003.

MONY LIFE INSURANCE COMPANY OF AMERICA By its authorized officer,

By:

Title:

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios By its authorized officer and not individually,

By:	/s/ James R. Bordewick, Jr.

James R.Bordewick, Jr. Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY By its authorized officer,

By:	/s/ Stephen E. Cavan

Stephen E. Cavan Senior Vice President

As of September 1, 2003

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Accountant Date Established by Board of Directors	Polices Funded by Separate Account	Share class (Initial or Service Class)	Portfolios Applicable to polices
MONY America Variable Acct L (Est. 2/19/85)	Flexible Premium VUL (MONY VUL) Last Survivor Flexible Premium VUL (MONY Survivorship VUL) Corporate Sponsored Variable Universal Life (MONY COLI)	Initial	MFS Utilities Series MFS New Discovery Series MFS Total Return Series

	Flexible Premium VUL (MONY VUL B3-03/B4-04)		MFS Utilities Series MFS Mid Cap Growth Series MFS Total Return Series

MONY America Variable Acct A (Est. 3/27/87)	Flexible Payment VA (MONY Variable Annuity) Flexible Payment VA (SmartMONY Variable Annuity)	Initial	MFS Utilities Series MFS Mid Cap Growth Series MFS New Discovery Series MFS Total Return Series